Exhibit 10.52

SUPPLEMENTAL AGREEMENT TO
THE LICENSE AGREEMENT DATED DECEMBER 12, 2019

March 31, 2020

Guangzhou Xiangxue Pharmaceutical Co., Ltd.

2 Jinfengyuan Road

Guangzhou, China

Attn: Lun Zeng

Chongqing Taihao Pharmaceutical Co. Ltd.

C-5 # 105 C-5, Er Lang Chuang Ye Road

Jiulongo District, Chongqing, China

Attn: Dr. William Wei Zuo

Dear Dr. Lun Zeng:

Reference is made to that certain License Agreement (the “Agreement”), dated December 12, 2019, by and between Athenex, Inc. (“Athenex”) and Guangzhou Xiangxue Pharmaceutical Co., Ltd. (“XPH”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

We understand from XPH that (i) during XPH’s board meeting conducted on March 19, 2020, XPH’s board of directors designated the Upfront Payment and a portion of the Milestone Fees as part of the proposed uses of proceeds from a private placement that is currently being contemplated by XPH; (ii) the Upfront Payment shall be paid by XPH to Athenex in accordance with certain regulations of the China Securities Regulatory Commission that govern capital raising activities; (iii) in addition to the approval by the board of directors, XPH is required to obtain shareholders’ approval to issue shares via the contemplated private placement and to proceed with the Agreement; and (iv) in light of the COVID-19 outbreak, XPH’s shareholders’ meeting has been postponed to early April 2020.

Section 5.1(a) of the Agreement requires XPH to pay to Athenex a non-refundable payment in the amount of USD $30,000,000 (the “Upfront Payment”), upon the fulfillment of certain conditions set forth in the Agreement. Section 5.7(a) of the Agreement provides that all payments under the Agreement are to be made in United States Dollars by bank wire transfer in immediately available funds to an account designated by Athenex. This letter agreement sets forth the agreement between XPH, Athenex, and Taihao (as defined below) with respect to the payment of the Upfront Payment, as follows:

1. XPH acknowledges and agrees that, as of March 15, 2020, (a) the Licensed Product Regulatory Data has been delivered to XPH in accordance with the terms of the Agreement, (b) the conditions set forth in Section 11.1 of the Agreement have been satisfied in full, and (iii) the Upfront Payment is due and payable by XPH to Athenex in accordance with the terms of Section 5.1(a) of the Agreement. XPH shall pay 10% of the Upfront Payment to Athenex by the end of March 2020.

2. To facilitate the payment of the Upfront Payment, subject to the terms of the Agreement (including, without limitation, Article 5), Athenex hereby authorizes and directs XPH to pay the Upfront Payment to Chongqing Taihao Pharmaceutical Co. Ltd. (“Taihao”), an Affiliate of Athenex with an office in Chongqing, China (on behalf of Athenex), pursuant to wire instructions that Athenex delivers to XPH for such purposes. Taihao agrees to accept the

Upfront Payment on behalf of Athenex, and to remit the Upfront Payment to Athenex when and as directed by Athenex, subject to the provisions of Section 4 of this letter agreement. Upon Taihao’s receipt and invoice of the Upfront Payment, XPH shall have satisfied in full its obligation to pay to Athenex the payment required pursuant to Section 5.1(a) of the Agreement.

3. Notwithstanding the provisions of Section 5.7(a) of the Agreement (which requires payments in United States Dollars), XPH may make payments to Taihao, for the benefit of Athenex, in Renminbi (“RMB”). The amount of this 10% of the Upfront Payment payable in RMB shall be determined based on the average exchange rate of United States Dollars to RMB between March 2, 2020 and March 20, 2020 as quoted by the Federal Reserve via its website https://www.federalreserve.gov/.

4. Notwithstanding the provisions of Section 5.7(c) of the Agreement, XPH will not withhold from the Upfront Payment any income Taxes or other Taxes. If and to the extent that any Taxes are required to be withheld from the Upfront Payment under applicable Laws upon Taihao’s remittance of payment to Athenex, Taihao shall withhold such amounts from the Upfront Payment and shall pay such amounts to the proper Tax Authorities. If any Tax Authority notifies XPH that it should have withheld Taxes from the Upfront Payment, or demands payment of any such Taxes from XPH, XPH shall notify Athenex in writing of such notification or demand, and XPH and Athenex shall coordinate efforts to pay, reduce or eliminate required withholding Taxes, in accordance with the provisions of Section 5.7(c) of the Agreement. If, following demand by a Tax Authority (and following such efforts to reduce or eliminate such withholding Taxes), XPH is required to pay and does pay to any Tax Authority any withholding Taxes that were required to be withheld from the Upfront Payment under applicable Law (and for which Athenex is responsible under Section 5.7(c) of the Agreement), Athenex shall reimburse XPH for the amount of such payment within 30 days after receipt of evidence of such payment. If Athenex does not reimburse XPH for such payment, XPH shall have the right to deduct the corresponding amount from future Milestone Fees payments.

5. Except as otherwise modified or supplemented in this letter agreement, the Agreement shall continue in full force and effect, in accordance with its terms.

6. This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

7. This letter agreement shall be governed by and construed and enforced in accordance with the laws of Singapore without reference to any choice of law principles thereof that would cause the application of the laws of a different jurisdiction.

[Signature Page Follows]

If the foregoing correctly sets forth your understanding as to the matters covered hereby, please execute and return to the undersigned a copy of this letter.

Very truly yours,

ATHENEX, INC.

By:	/s/ Randoll Sze
	Name:	Randoll Sze
	Title:	CFO

ACCEPTED AND AGREED TO:
GUANGZHOU XIANGXUE PHARMACEUTICAL CO., LTD.

By:	/s/ Yonghui Wang
Name:	Yongui Wang
Title:	CEO

ACCEPTED AND AGREED TO:
Chongqing Taihao Pharmaceutical Co. Ltd.

By: /s/ William Wei Zuo
Name: William Wei Zuo
Title: CEO